Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into as of March 8, 2016, among Superior Drilling Products, Inc., a Utah corporation (“Superior”), Superior Drilling Solutions, LLC, a Utah limited liability company (“Drilling”), Hard Rock Solutions, LLC, a Utah limited liability company (“Hard Rock”), Extreme Technologies, LLC, a Utah limited liability company (“Extreme”, and together with Superior, Drilling and Hard Rock, “Borrower” or “Borrowers”), and FEDERAL NATIONAL PAYABLES, INC., a Delaware corporation doing business as Federal National Commercial Credit (“Lender”).

Background

Borrower wishes to obtain secured credit from Lender, and, upon the terms and subject to the conditions set forth herein, Lender is willing to make the secured credit available to Borrower.

NOW, THEREFORE, Borrower and Lender, intending to be legally bound, hereby agree as follows:

ARTICLE I - DEFINITIONS

1.1.            General Definitions.

In addition to the terms defined in this Agreement, as used herein, the following terms shall have the meanings herein specified

“Acceptance Date” – the date this Agreement is executed by an authorized representative of Lender

“Accounts Reporting Certificate” – a certificate duly executed by an Authorized Person and delivered to Lender, appropriately completed, by which such Authorized Person shall certify to Lender the calculation of Eligible Accounts as of the date of such certificate

“Advance” – a loan advance made by Lender to Borrower under the Revolving Credit Facility

“Affiliate" - of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Capital Stock, contract or otherwise.

“Authorized Person” - the Chief Executive Officer, President, Managing Member, Controller, or Chief Financial Officer of Borrower, or other representative of Borrower having written authority to transact business with Lender

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"Borrower" or "Borrowers" - the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons

"Borrowing Agent" - Superior

Business Day” - any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Maryland or Utah

“Capital Expenditures” - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of capitalized lease obligations, which, in accordance with GAAP, would be classified as capital expenditures

“Capital Stock” - (i) in the case of a corporation, capital stock, (ii) in the case of any other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability Borrower, membership interests and (v) any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person

“Collateral” – All Property described in Section 5.1 to this Agreement

“Contract” an agreement, purchase order or other request, pursuant to or by which an Obligor is obligated to pay Borrower for services rendered by Borrower or materials and goods supplied by Borrower

“Credit Documents” - collectively, this Agreement, the Notes, and all other documents, agreements, instruments, opinions and certificates executed and delivered in connection herewith or therewith, as the same may be modified, amended, extended, restated or supplemented from time to time

“Credit Facility” - the secured revolving credit facility provided for in Section 2.1 of this Agreement

“Credit Limit” – Two Million Five Hundred Thousand Dollars ($2,500,000.00)

“Default” - an event, condition or default which, with the giving of notice, the passage of time or both would be an Event of Default

“Disclosure Schedule” – the Disclosure Schedule attached to and forming part of this Agreement, as the same may be supplemented or amended from time to time

“Eligible Account” - an Account of Borrower:

(a) that has arisen in the ordinary course of Borrower’s business under a Contract;

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(b) as to which all services have been performed and all goods and materials have been delivered and accepted in conformity with the terms of the Contract;

(c) that was created in compliance in all material respects with all Requirements of Law applicable thereto;

(d) as to which all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given by Borrower in connection with the creation of such Account or the execution, delivery and performance by Borrower of the Contract have been duly obtained, effected, or given and are in full force and effect;

(e) as to which Lender holds a first priority perfected and non-avoidable security interest under the UCC, free and clear of all other Liens;

(f) as to which the Obligor is not a Governmental Obligor;

(g) that is the legal, valid and binding payment obligation of the Obligor thereon, enforceable against such Obligor in accordance with its terms;

(h) as to which Borrower has not (i) taken any action which would impair the rights of Lender therein or (ii) failed to take any action, which was reasonably necessary to avoid impairing the rights of Lender therein;

(i) that constitutes an “account” under and as defined in Article 9 of the UCC as then in effect in the State of Maryland;

(j) that does not arise from a sale or return, consignment, sale on approval, progress billing, bill and hold or any other term under which payment may be conditional or contingent on future events or performance by Borrower;

(k) as to which the Obligor thereunder has not asserted, and Borrower has no reason to believe that such Obligor may assert, a claim, counterclaim, offset, defense or dispute;

(l) as to which there are no facts, events or conditions, express or implied, known to Borrower which might reasonably be expected to impair the timely and full payment of the Account;

(m) as to which Borrower has not granted any credit, discount, allowance or extension unless previously disclosed in writing to Lender;

(n) the Obligor of which has not been determined by Lender in its sole but reasonable discretion to be an unacceptable credit risk;

(o) that complies with such other criteria and requirements as may be specified from time to time by Lender in its sole but reasonable discretion;

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(p) that is denominated in United States Dollars and the Obligor is a resident of and organized under the laws of the United States;

(q) the Obligor of which is not an Affiliate, employee or principal of Borrower;

(r) the Obligor of which has received a notice of assignment from Borrower or Lender pursuant to §9-406 of the UCC or, if not applicable, an irrevocable direction of payment in form acceptable to Lender,

(s) as to which the representations and warranties of Section 6.23 hereof are true;

(t) that is not outstanding more than ninety (90) days past the date of the invoice creating the Account;

(u) the Obligor of which does not have, cumulatively, fifty percent (50%) or more of its Accounts owing to Borrower outstanding more than sixty (60) days past the invoice date;

(v) the Obligor of which does not have total obligations to Borrower in excess of sixty percent (60.0%) of all Accounts;

(w) that is not evidenced by a note, Instrument or Chattel Paper; and

(x) the Obligor of which has not (i) commenced a voluntary case under any chapter of the United States Bankruptcy Code (the “Bankruptcy Code”), (ii) executed an assignment or deed of trust for the benefit of creditors, (iii) had filed against it an involuntary case under the Bankruptcy Code or any other petition or application for appointment of a receiver, trustee or other custodian, (iv) failed, suspended business, ceased to be solvent, called a meeting of its creditors, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs.

Notwithstanding the foregoing, Eligible Accounts shall not include any Accounts that do not constitute acceptable Collateral, as determined by Lender in its sole discretion.

“ERISA” - the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder

“GAAP” - generally accepted accounting principles in the United States of America, as in effect on the date hereof and applied on a consistent basis

“Governmental Authority” - the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government

“Governmental Obligor” - any Obligor that is the United States of America or any executive, legislative, judicial, regulatory or administrative agency, authority, instrumentality or body thereof, or other body which is listed in the Subject Index of the U.S. Government Manual, obligated to make payment for goods or services under a Contract, the obligations of which represent obligations of the United States of America

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“Guarantor” - any Person who is a guarantor or which may hereafter guarantee payment or performance of the whole or any part of the Obligations, including G. Troy Meier under a validity Guaranty

“Guaranty” - any credit guaranty of the obligations of Borrower and any validity guaranty or instrument having substantially similar purpose, executed by a Guarantor in favor of Lender

“Indebtedness” - all obligations of a Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation, shall include all indebtedness and monetary obligations of such Person whether direct, indirect, absolute or contingent, secured or unsecured

“Lien(s)” - any lien, charge, trust, pledge, security interest, deed of trust, mortgage, assignment or other claim or encumbrance of any kind or nature upon any interest in Property

“Material Adverse Change” - a material adverse change in (i) the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (ii) the Collateral, (iii) Borrower’s ability to perform its obligations under the Credit Documents, or (iv) the validity, enforceability or availability of rights and remedies of Lender hereunder, in each case as determined by Lender in its sole but reasonable discretion

“Material Adverse Effect” - a material adverse effect on (i) the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (ii) the Collateral, (iii) Borrower’s ability to perform its respective obligations under the Credit Documents, or (iv) the validity, enforceability or availability of rights and remedies of Lender hereunder, in each case as determined by Lender in its sole but reasonable discretion

“Material Contract” - any contract or other arrangement, whether written or oral, to which Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect other than purchase orders relating to tool sales and rentals entered into in the ordinary course of business

“Notes” - the Promissory Note payable by Borrower to the order of Lender, evidencing the Credit Facility, and the Term Promissory Note

“Obligations” - the outstanding balance of the Credit Facility and of the Term Loan, any other loans and advances or extensions of credit made or to be made at any time by Lender to Borrower, or to others for Borrower’s account in each case pursuant to the terms and provisions of this Agreement, any other Credit Document, or otherwise, including (without limitation) any liability for Termination Fee or other make-whole payment, together with interest thereon (including interest which may accrue as post-petition interest in connection with any bankruptcy or similar proceeding), and expenses, liabilities, Indebtedness and obligations of every kind or nature which may at any time be owing to Lender under this Agreement or any other agreement (including, without limitation, obligations and liabilities owed to a third party and assigned to or purchased by Lender), whether now in existence, hereafter arising or incurred from time to time by Borrower, and all expenses incurred at any time by Lender, as well as expenditures to protect, preserve or defend any Collateral and Lender’s rights hereunder or in the Collateral, all of the foregoing, whether unsecured or secured, due or to become due, absolute or contingent, joint or several, matured or unmatured, direct or indirect, related or unrelated, and whether Borrower is liable as principal, surety, endorser, guarantor or otherwise

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“Obligor” - the party primarily obligated to pay an Account, Chattel Paper or Instrument

“Organizational Document” – as to any Person that is not an individual: (a) the document initially filed with a Governmental Authority to organize or form such Person, and all amendments and restatements thereof; and (b) certificates of good standing or existence issued by a Governmental Authority

“Permitted Indebtedness” - the Permitted Indebtedness scheduled in the Disclosure Schedule to this Agreement

“Permitted Liens”:

(i) Liens set forth on the Disclosure Schedule to this Agreement;

(ii) Liens on fixed assets securing Indebtedness (including capital leases and purchase money Indebtedness); provided that (a) any such Lien attaches only to the assets to be financed and (b) a description of the assets so financed is furnished to Lender;

(iii) mechanics’ Liens, workmen’s Liens, carriers’ Liens, repairmen’s Liens or landlord’s Liens arising in the ordinary course of business which secure obligations that are not overdue and which are not senior in priority to any Security Document;

(iv) statutory Liens for Taxes, assessments, and other similar governmental charges that are not overdue and which are not senior in priority to any Security Document; and

(v) Liens incurred or deposits made to secure the performance of bids, contracts, statutory obligations, surety and appeal bonds incurred in the ordinary course of business by Borrowers and which are not senior in priority to any Security Document

“Person” - any individual, sole proprietorship, partnership, joint venture, limited liability entity, trust, unincorporated organization, association, corporation, institution, entity, or government (including any division, agency or department thereof), and, as applicable, its successors, assigns and personal representatives

“Prime Rate” - the U.S. Prime Rate as published in the Money Rates section of The Wall Street Journal as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any Borrower

“Property” - all personal and real property of every kind and description (whether tangible or intangible) in which a Person has any right, title or interest

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“Proprietary Rights” – Borrower’s patents, patent applications, copyrights, service marks, trademarks, trade names, all of the federal, state and foreign registrations of trademarks, service marks and other marks, trade names or other trade rights of Borrower and all pending applications for any such registrations, all registered patents and copyrights of Borrower and all pending applications for any such registrations

“Requirement of Law” - as to any Person or entity, as applicable, the certificate of incorporation, articles of organization, by-laws, operating agreement or other organizational or governing documents of such entity, and any statute, law, treaty, rule or regulation, order, decree or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether federal, state or local, and including (but not limited to) any law relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, laws comprising or implementing the Bank Secrecy Act and laws administered by OFAC

“Restricted Distribution” – as to Borrower or any Guarantor, any: (a) dividend or other distribution (whether in cash, securities or other Property) on any equity interest in such Person (except those payable solely in equity interests of the same class), (b) payment on account of (i) purchase, redemption, surrender or cancellation of any equity interests in such Person or (ii) an option, warrant or other right to acquire any equity interests in such Person, (c) management or other fees or compensation to an affiliate of such Person, (d) lease or rental payments to an affiliate of such Person, or (e) repayments of Indebtedness held by an affiliate of such Person

“Security Documents” - any existing or future agreement or document granting, creating or conferring any Lien in favor of Lender securing all or any portion of the Obligations including, without limitation, this Agreement

“Seller Note” – that certain Second Amended and Restated Promissory Note in the original principal amount of Ten Million Dollars ($10,000,000.00) dated September 28, 2015, by Drilling and Hard Rock for the benefit of WMAFC, Inc, f/k/a Hard Rock Solutions, Inc., a Texas corporation

“Subordination Agreement” –the Subordination Agreement of even date herewith by and among Borrower, the Lender and G. Troy and Annette Meier

“Tax” - any federal, state, local or foreign income, sales, use, transfer, payroll, personal, property, occupancy, franchise or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any interest or penalties thereon

“Term” – the period of time commencing with the Acceptance Date and ending on the Termination Date, or as otherwise determined in accordance with and subject to the provisions of this Agreement

“Term Loan” – the term loan provided for in Article III of this Agreement

“Term Note” – the Term Promissory Note of even date herewith, in the principal amount of $500,000.00 payable by Borrower to the order of Lender, evidencing the Term Loan provided in Article III of this Agreement

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“Termination Date” – the earlier of (a) the date that the Term of this Agreement expires pursuant to Section 11.1 of this Agreement, or (b) the date that Lender elects to make no further Advances to Borrower pursuant to Article XI of this Agreement

“Third-Party Loan” - any loan, advance, deposit, distribution, or extension of credit made or granted by Borrower to any Person, including without limitation, an Affiliate (other than another Borrower)

“UCC” - the Uniform Commercial Code as in effect from time to time in the State of Maryland

1.2.            Accounting Terms. Unless otherwise defined or specified herein, all accounting terms shall be construed herein and all accounting determinations to be made under this Agreement shall be made in accordance with GAAP applied on a basis consistent in all material respects with the financial statements. All financial statements required to be delivered hereunder from and after the date hereof and all financial records shall be maintained in accordance with GAAP as in effect as of the date of such financial statements.

1.3.            Other Definitional Terms. Unless otherwise expressly provided herein, references herein to any agreement, document, form, or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Credit Document. Terms not otherwise defined herein which are defined in the UCC shall have the meanings given them in the UCC, as in effect from time to time. The term “on the date hereof” shall mean the date of this Agreement. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision of this Agreement, unless otherwise specifically provided. References in this Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or plural depending on the reference. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time. References to any Person include the successors and permitted assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any times herein shall refer to the Eastern time zone.

ARTICLE II - REVOLVING CREDIT FACILITY

2.1.            Revolving Loans. Subject to and upon the terms and conditions contained herein, Lender agrees to make Advances to Borrower from time to time in amounts requested by Borrower up to an amount equal to eighty-five percent (85%) of the sum of Eligible Accounts.

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2.2.            Procedures. Any request by Borrower for an Advance shall be made by an Authorized Person not later than 3:00 p.m. (Eastern Time) on the Business Day preceding the proposed date of such requested Advance (a “Funding Date”), which request shall (i) specify the proposed Funding Date of such Advance which shall be a Business Day and (ii) specify the principal amount of such requested Advance, which shall be in a minimum amount of $10,000. At Lender’s request, and as a condition to any Advance hereunder, Borrower shall provide Lender with a current Accounts Reporting Certificate. All Advances shall be made by wire or ACH transfer to a Deposit Account of Borrower or otherwise disbursed in accordance with written instructions of an Authorized Person.

2.3.            Adjustments and Reserves. The amount that may be made available to Borrower under the Credit Facility shall be determined by Lender based on the most recent Accounts Reporting Certificate delivered to Lender in accordance with this Agreement and such other information as may be available to Lender. Without limiting any other rights and remedies of Lender, the Credit Facility shall be subject to Lender’s continuing right, in Lender’s good faith credit judgment and discretion, to: (a) apply reserves and increase or decrease such reserves from time to time, (b) increase or decrease the advance rate set forth in Section 2.1, (c) determine that one or more Accounts are not Eligible Accounts, and (d) revise or redefine the standards for Eligible Accounts. Lender agrees to provide Borrower with two (2) days prior written notice of its intention to adjust the Credit Facility as provided herein.

2.4.            Repayment of Credit Facility. Advances under the Credit Facility may be repaid and re-borrowed in accordance with the provisions hereof. The outstanding balance of the Credit Facility shall be due and payable on the Termination Date, subject to acceleration or early termination as herein provided. Borrower shall pay principal, interest, and all other amounts payable hereunder without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim, all of which are hereby waived.

2.5.            Use of Proceeds. Borrower shall apply the proceeds of Advances (i) to pay fees and expenses relating to this transaction, (ii) for working capital and (iii) for Capital Expenditures subject to the limitations set forth in Section 8.14 of this Agreement

2.6.            Collections and Remittances. Borrower will notify all Obligors of all Accounts that payments and remittances are to be made directly to Lender or as otherwise directed by Lender. Such notification shall take the form of remittance instructions on all invoices that direct payments to Lender’s address or a Deposit Account under Lender’s control (a “Controlled Account”). Borrower will cooperate with Lender by providing Lender with access to any vendor portal utilized by Borrower and computer or on-line screen access to Borrower’s Deposit Accounts (to the extent the depository banks have operational capability) and by executing and delivering to Lender such instructions to Obligors and other documentation necessary to effectuate such payment notification to all Obligors. Funds received in the Controlled Account that are available for application to the outstanding balance of the Credit Facility as determined by Lender shall be applied toward re-payment of the Credit Facility daily on each Business Day. For interest calculation purposes, funds received for application to the Obligations shall be subject to a two (2) Business Day clearance period from the date of receipt.

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2.7.            Payments and Computations. In addition to the remittances described in Section 2.6, Borrower may make additional payments on the Credit Facility. Any optional or mandatory payment received after 11:00 A.M. (including any payment in full of the Obligations and collections received in the Controlled Account) shall be deemed received on the immediately following Business Day. At the option of Lender, all payments on account of the Credit Facility may be first applied to expenses (a hereinafter defined), then to accrued and unpaid interest and then to the principal balance thereof. Borrower shall pay expenses, principal, interest and other amounts payable hereunder without any deduction, setoff, recoupment or counterclaim. Lender’s records of advances and payments under the Credit Facility shall be deemed correct and binding upon Borrower.

2.8.            Turnover of Collections. Any collections of Accounts or proceeds of other Collateral received by Borrower shall be held in trust for the benefit of Lender pursuant to an express trust created hereby and shall be remitted promptly, in the form received, to the Controlled Account or a related lockbox or directly to Lender via overnight delivery, as the case may be. No such funds received by Borrower shall be deposited or commingled with other funds of Borrower. If any item in payment of such collections or proceeds is not delivered to Lender within five (5) calendar days of receipt, or any remittance received by electronic transfer is not transferred by wire to the Controlled Account within five (5) calendar days of receipt, a Diversion of Payment Fee equal to 15% of the amount of such collection or proceeds will become immediately due and payable by Borrower (in addition to and not in lieu of any other fees and interest provided for in this Agreement). Borrower acknowledges and agrees that compliance with the terms of this Section 2.8 is essential and that Lender will suffer immediate and irreparable injury and have no adequate remedy at law if Borrower fails to comply with the provisions hereof. Accordingly, in addition to all other rights and remedies of Lender hereunder, Lender shall have the right to seek specific performance of the Borrower’s obligations under this Section 2.8 and any other equitable relief as Lender may deem necessary or appropriate, and Borrower waives any requirement for the posting of a bond in connection with such equitable relief.

2.9.            Credit Limit. The aggregate outstanding Revolving Loans shall not exceed the Credit Limit. If the outstanding Revolving Loans exceed the Credit Limit, upon demand by Lender, Borrower shall repay the Credit Facility in an amount equal to such excess (an “Overadvance”). If any Overadvance is not paid by the next Business Day after demand, Borrower shall pay (in addition to and not in lieu of any other fees and interest provided for in this Agreement) an Overadvance Fee in an amount equal to the higher of (a) $500 per day or (b) an amount equivalent to the Overadvance times the Default Rate from the date such Overadvance arose to and including the date of payment of such Overadvance (computed on the basis of a 360 day year and applied to actual days elapsed).

2.10.        Note. The Credit Facility shall be evidenced by a Promissory Note of Borrower representing the joint and several obligations of Borrower to pay Lender the outstanding amount of the Credit Facility plus interest accrued thereon, as set forth herein.

ARTICLE III – TERM LOAN

3.1.            Term. Subject to the terms and conditions of this Agreement, Lender agrees to make a Term Loan to Borrower in the amount of Five Hundred Thousand Dollars ($500,000). The Term Loan shall be advanced on the Closing Date and shall be, with respect to principal, payable in sixty (60) consecutive monthly principal installments commencing the 1st day of April, 2016, and continuing the same day of each month thereafter until paid in full, of which the first fifty-nine (59) installments shall each be in the amount of Eight Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($8,333.33), followed by a sixtieth (60th) and final installment in the amount of the entire unpaid balance of the Term Loan.

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3.2.            Term Note. The Term Loan shall be evidenced by the Term Note representing the joint and several obligations of Borrower to pay Lender the outstanding amount of the Term Loan plus interest accrued thereon, as set forth herein.

3.3.            Maturity. Notwithstanding anything to the contrary in this Agreement, the Term Note or any other Credit Document, the Term Loan shall become due and payable upon the earlier of (a) the occurrence of any Event of Default or (b) the Termination Date.

ARTICLE IV - INTEREST AND FEES

4.1.            Interest. Interest on the outstanding principal amount of Advances under the Credit Facility shall be computed at the per annum interest rate at all times equal to the Prime Rate then in effect plus One Percent (1.00%) per annum (subject to adjustment in the manner provided herein and in the Note). Interest on the outstanding principal amount of the Term Loan shall be computed at the per annum interest rate at all times equal to the Prime Rate then in effect plus Five Percent (5.00%) per annum (subject to adjustment in the manner provided herein and in the Term Note). Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the date of said announcement of such increase or decrease in the Prime Rate.

4.2.            Credit Facility Servicing Fee. Borrower shall pay to Lender together with each payment of interest hereunder, a Credit Facility Servicing Fee which shall be computed as the average daily principal outstanding amount of Advances under the Credit Facility for the previous calendar month or portion thereof times 0.48%.

4.3.            Term Loan Servicing Fee. Borrower shall pay to Lender together with each payment of interest under the Term Note, a Term Loan Servicing Fee which shall be computed as the average daily outstanding principal balance of the Term Loan for the previous calendar month or portion thereof times 0.30%.

4.4.            Origination Fee. Borrower shall pay to Lender an Origination Fee in the amount of $22,500 on or before the Acceptance Date, which may, at the option of Lender, be paid or withheld from the initial Advance hereunder.

4.5.            Minimum Interest and Credit Facility Servicing Fee. In any calendar month (or portion thereof) that the average principal outstanding amount of Advances under the Credit Facility does not equal or exceed One Million Dollars ($1,000,000.00), Interest and the Credit Facility Servicing Fee on the Credit Facility will be computed on the following minimum amounts for the indicated periods: (a) Acceptance Date through June, 2016 - Three Hundred Fifty Thousand Dollars ($350,000); (b) July, August and September, 2016 – Five Hundred Thousand Dollars ($500,000); and (c) October, 2016 and thereafter - One Million Dollars ($1,000,000.00).

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4.6.            Interest After Event of Default. Interest on the outstanding principal amount of Advances under the Credit Facility as of the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (a) all Obligations have been paid and satisfied in full or (b) such Event of Default shall have been cured or waived, shall be payable on demand at a rate equal to the higher of (x) 12.00% per annum or (y) the annual rate or rates at which the Credit Facility is then bearing interest, plus six percent (6.00%) per annum (such higher rate being the “Default Rate”). In the event of any change in said applicable interest rate, the Default Rate hereunder shall change, effective as of the day the applicable interest rate changes. To the extent permitted by applicable law, interest shall accrue at the applicable contract rate(s) provided for in this Agreement notwithstanding the occurrence of any Event of Default, acceleration of the Obligations, the entry of any judgment, or the commencement of any bankruptcy, reorganization, receivership or other proceedings.

ARTICLE V - COLLATERAL

5.1.            Grant of Security Interest. As security for the payment of all Obligations, and satisfaction by Borrower of all covenants and undertakings contained in this Agreement, the other Credit Documents and in any other existing or future document or agreement between Borrower and Lender, Borrower hereby assigns and grants to Lender a continuing first (except as otherwise set forth in Schedule 5.1) Lien on and security interest in, all of Borrower’s personal Property, including, without limitation, all of the following personal Property now owned or hereafter created or acquired: (a) Accounts; (b) Inventory, wherever located; (c) General Intangibles, including, without limitation, customer lists, choses in action, claims, books, records, goodwill, patents and patent applications, copyrights, Proprietary Rights, trademarks, trade names, service marks, trade styles, trademark applications, trade secrets, contracts, contract rights, payment intangibles, royalties, licenses, franchises, deposits, license, franchise and royalty agreements, formulae, tax and any other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies including without limitation, credit insurance and key man life insurance policies, and computer information, software, records and data; (d) Equipment, including, without limitation, machinery, vehicles, furniture and fixtures, wherever located, and all replacements, parts, accessories, substitutions and additions thereto; (e) Deposit Accounts; (f) all personal Property of Borrower, now or hereafter in the possession of Lender; (g) Investment Property; (h) Letter of Credit Rights; (i) Commercial Tort Claims; (j) Other Property including, without limitation, Instruments and other notes receivable, Goods, Chattel Paper, Documents (including bills of lading, warehouse receipts and other documents of title), Payment Intangibles, guarantees, Supporting Obligations, rights of rescission, stoppage in transit, replevin, and reclamation, and returned, reclaimed and repossessed goods; and (k) Proceeds (including, without limitation, insurance proceeds), whether cash or non-cash, of all of the foregoing.

5.2.            Other Actions. Borrower will defend the Collateral against all Liens (other than Permitted Liens), claims and demands of all Persons at any time claiming the same or any interest therein. Borrower agrees to comply with the requirements of all state and federal laws and requests of Lender in order for Lender to have and maintain a valid and perfected first security interest (subject only to Permitted Liens, if any) in the Collateral including, without limitation, executing such documents as Lender may require to establish and maintain Control over all Letter of Credit Rights, Deposit Accounts and Investment Property. Lender is hereby authorized by Borrower to file any financing statements covering the Collateral or an amendment that adds collateral or adds a debtor, including financing statements listing “All Assets” in the collateral description therein, as well as language indicating that the acquisition by a third party of any right, title or interest in or to the Collateral without Lender’s consent, shall be a violation of Lender’s rights. Borrower will not file any Correction Statement, Information Statement or other record without Lender’s prior written consent. In addition to the foregoing, Borrower shall perform all further acts that may be lawfully and reasonably required by Lender to secure Lender and effectuate the intentions and objects of this Agreement. Borrower shall use commercially reasonable efforts to obtain acknowledgment and waiver agreements from the owner or lessor of any of Borrower’s leased premises. At Lender’s request, Borrower shall immediately deliver to Lender all documents or items for which Lender must receive possession to obtain and/or maintain perfected security interests, including without limitation, all notes, letters of credit, certificates and documents of title, chattel paper, warehouse receipts, instruments, and any other similar Collateral. At Lender’s request, Borrower shall execute and/or deliver to Lender (all in form and substance satisfactory to Lender) any other agreements, documents, instruments and writings as may be required by Lender to evidence, create, perfect or protect Lender’s Liens and security interests in the Collateral.

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5.3.         Collateral Reporting. Borrower will deliver to Lender an Accounts Reporting Certificate together with each request for an Advance (but at least once each week), and monthly together with the month-end aging of Accounts. As requested by Lender, together with each Accounts Reporting Certificate Borrower shall provide Lender (in a form satisfactory to Lender) sales journals, cash receipts journals and schedules of credits issued. Borrower shall also provide Lender with the following documents, in form satisfactory to Lender: (a) as soon as possible after the end of each calendar month (but in any event by the 15th of the following month), or more frequently as Lender may reasonably request, (i) perpetual inventory reports, (ii) aging of accounts payable as at month-end, (iii) a month-end schedule of Eligible Accounts reconciled to the month-end aging of Accounts, and (iii) bank statements; and (b) such other reports as to the Collateral as Lender shall reasonably request from time to time.

5.4.         Covenants Relating to Accounts. Borrower shall notify Lender promptly of: (a) any material delay in Borrower’s performance of any of its obligations to any Obligor or the assertion of any claims, offsets, defenses or counterclaims by any Obligor, or any disputes with Obligors, or any settlement, adjustment or compromise thereof, (b) all material adverse information of which Borrower has knowledge relating to the financial condition of any Obligor and (c) any event or circumstance which, to the best of Borrower’s knowledge would result in an Account being disqualified as an Eligible Account. No credit, discount, allowance, extension or agreement for any of the foregoing shall be granted to any Obligor without Lender’s consent, except in the ordinary course of Borrower’s business in accordance with practices and policies previously disclosed in writing to Lender. Sole authority to settle, adjust or compromise any claim, offset, counterclaim or dispute with any Obligor shall remain with Borrower, but at any time that an Event of Default has occurred, or a Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Obligors or grant any credits, discounts or allowances.

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5.5.         Equipment Covenants. With respect to the Equipment: (a) upon Lender’s request, Borrower shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender; (b) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in Borrower’s business and not for personal, family, household or farming use; (e) Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) Borrower assumes all responsibility and liability arising from the use of the Equipment.

5.6.            Attorney in Fact. Borrower hereby irrevocably authorizes and appoints Lender, or any Person as Lender may designate, as Borrower’s attorney-in-fact, at Borrower’s cost and expense, to exercise all of the following powers either before or upon the occurrence of an Event of Default, which being coupled with an interest, shall be irrevocable until all of the Obligations to Lender have been paid and satisfied in full: (a) to receive, take, endorse, sign, assign and deliver, all in the name of Lender or Borrower, as the case may be, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral and to apply such amount to the Obligations in accordance with this Agreement; (b) to receive, open and dispose of all mail addressed to Borrower in connection with any lockbox or Deposit Account under Lender’s Control and upon the occurrence of an Event of Default to notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (c) to request periodically from Obligors, in the name of Borrower or a third party designee of Lender, information concerning the Accounts and verification of the amounts owing thereon; (d) to give Obligors notice of Lender’s interest therein, and/or to instruct such Obligors to make payment directly to Lender for Borrower’s account; (e) to take or bring, in the name of Lender or Borrower, all steps, actions, suits or proceedings deemed by Lender necessary or desirable to enforce or effect collection of the Accounts; (f) to execute, file, record and register any or all of Lender’s security interest in any Proprietary Rights with the United States Patent and Trademark Office; and (g) to do all other acts and things as Lender may deem reasonable to protect or preserve Lender’s interest under this Agreement or to fulfill Borrower’s obligations under this Agreement.

ARTICLE VI - REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement and to make available the Credit Facility contemplated hereby, each Borrower hereby unconditionally and severally represents and warrants to Lender that, as of the date hereof and (except to the extent that such representations and warranties expressly relate solely to an earlier date) as of the date of each Advance hereunder:

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6.1.            Credit Document Representations and Warranties. All representations and warranties made by Borrower to Lender hereunder and under the Credit Documents are true and correct as if made on and as of the date hereof. No Event of Default (however defined) under any Credit Document has occurred and no Default (however defined) under any Credit Document has occurred and remains outstanding or uncured.

6.2.            Organization and Qualification. Borrower is duly organized, validly existing and in good standing under the laws of the state identified in the introductory paragraph to this Agreement, and has full power, authority and legal right to own its properties and conduct its business, and to execute, deliver and perform its obligations under this Agreement. Borrower is duly qualified to do business and is in good standing in each jurisdiction where qualification is required (or is exempt from such requirements), and has obtained all necessary licenses and approvals. Borrower has delivered to Lender, in form and substance satisfactory to Lender (a) the Organizational Documents of Borrower and each organizational Guarantor certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation and each other jurisdiction where the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect; and (b) copies of the bylaws or operating agreement, as applicable, of Borrower and each such Guarantor certified by a secretary or assistant secretary of Borrower and such Guarantor to be true and correct as of the date hereof.

6.3.            Authorization. The execution and delivery of this Agreement by Borrower and the performance of the transactions contemplated by this Agreement have been duly authorized by Borrower by all necessary action on the part of Borrower. Borrower has delivered to Lender, in form and substance satisfactory to Lender, resolutions or unanimous written consent of the board of directors or members, as applicable, of Borrower and each such Guarantor approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of Borrower and each such Guarantor to be true and correct and in force and effect as of the date hereof. All shareholder, member, Governmental Authority and other third party consents and approvals required in connection with the transactions contemplated hereby have been obtained.

6.4.            Insurance. Borrower has delivered to Lender copies of all insurance policies or certificates of insurance of Borrower evidencing liability and casualty insurance meeting the requirements set forth in the Credit Documents, including, without limitation, those naming Lender as loss payee (as to property and casualty coverage) and as additional insured (as to liability coverage), and all such insurance is in effect and all premiums are paid up and current.

6.5.               Material Adverse Change. No Material Adverse Change has occurred in the assets, business or prospects of Borrower since the date of Lender’s latest field examination or review or inspection of Collateral, and no change or event shall have occurred which would impair the ability of Lender to enforce the Obligations or realize upon the Collateral of Borrower or any Guarantor under this Agreement or under any of the other Credit Documents.

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6.6.            No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof, does not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which Borrower is a party.

6.7.            Requirements of Law; Proceedings; Investigations. All applicable Requirements of Law with respect to each Contract and the Accounts thereunder have been complied with, and the execution and delivery of this Agreement, the performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof applicable to Borrower, will not conflict with or violate any Requirement of Law applicable to Borrower. Borrower is in compliance with all requirements of ERISA, and no prohibited transaction under ERISA has occurred with respect to any employee benefit plan subject to ERISA. There are no proceedings or (to the best knowledge of Borrower) investigations pending or threatened against Borrower before any court, administrative agency, regulatory body or other tribunal or Governmental Authority seeking any determination, judgment, order or ruling that would adversely affect the validity or enforceability of this Agreement.

6.8.            Solvency. After giving effect to the transactions contemplated under this Agreement, Borrower is able to pay its respective debts as they become due, and has capital sufficient to carry on its respective business and all businesses in which it is about to engage, and now owns Property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay Borrower’s debts. Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any of the other Credit Documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

6.9.            Proprietary Rights. Borrower possesses adequate Proprietary Rights to continue to conduct its business as heretofore conducted by it. Upon Lender’s request, Borrower will promptly provide Lender with a listing of its Proprietary Rights, including all registrations and applications for Proprietary Rights, all in reasonable detail. The use of each of the Proprietary Rights by Borrower does not infringe upon or violate the rights of any other Person, and no Proprietary Right is the subject of any judicial or administrative proceeding. All of the Proprietary Rights are valid and enforceable rights of Borrower and will not be impaired or affected by reason of the execution, delivery and performance of this Agreement.

6.10.        Perfection and Priority. After giving effect to the transactions contemplated by this Agreement, Lender shall have a valid, perfected first priority security interest in the Accounts and the other Collateral, subject to no other Liens, claims or encumbrances, other than Permitted Liens.

6.11.        Enforceability. The Agreement and all of the other Credit Documents are the legal, valid and binding obligations of Borrower, and are enforceable against Borrower in accordance with their terms.

6.12.        Financial Data. Borrower has furnished to Lender: (a) the Form 10-K of Superior for 2014 filed with the Securities and Exchange Commission (“SEC”), (b) the Form 10-Q of Superior for the quarter ending September 30, 2015 filed with the SEC, (c) the audited balance sheet of Borrower and statement of income for the fiscal year ending December 31, 2014, prepared by Borrower’s outside CPA firm and an unaudited balance sheet and statement of income as of and for the fiscal year ending December 31, 2015, prepared by the Chief Financial Officer of Borrower. The financial statements are in accordance with the books and records of Borrower and fairly present the financial condition of Borrower at the dates thereof and the results of operations for the periods indicated, and such financial statements have been prepared in conformity with GAAP consistently applied throughout the periods involved. Since December 31, 2015, there have been no changes in the condition, financial or otherwise, of Borrower as shown on the financial statements of Borrower described above which individually or in the aggregate constitute a Material Adverse Change.

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6.13.        Locations of Offices, Records and Inventory. Borrower’s chief executive office and all other places of business are set forth in the Disclosure Schedule to this Agreement, and the books and records of Borrower and all chattel paper and all records of accounts are located at the chief executive offices of Borrower. There is no address in which Borrower has any Collateral other than the addresses as set forth on said Disclosure Schedule.

6.14.        Business Names. Borrower has not used any legal or fictitious name during the five (5) years preceding the date hereof, other than the legal name shown on its Organizational Documents and those names set forth the Disclosure Schedule.

6.15.        Affiliates and Subsidiaries. There are no Affiliates of Borrower except as set forth herein and on the Disclosure Schedule. Borrower is not a party to any partnership or joint venture except as set forth on the Disclosure Schedule.

6.16.        Judgments or Litigation. Except as set forth on the Disclosure Schedule, there is no (a) judgment, order, writ or decree outstanding against Borrower or (b) pending or, to the best of Borrower’s knowledge, threatened litigation, contested claim, governmental, administrative or regulatory investigation, arbitration, or governmental audit (for taxes or otherwise) or proceeding by or against Borrower. No judgment, order, writ, decree, pending or threatened litigation, contested claim, investigation, arbitration and governmental proceeding pertaining to Borrower (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.

6.17.        Contractual Obligations. Borrower is not in default under any term or provision of any securities issued by Borrower, or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement to which Borrower is a party.

6.18.        Compliance with Environmental Laws. The operations of Borrower materially comply with all applicable federal, state or local environmental, health and safety statutes, regulations, directions, ordinances, criteria or guidelines (“Environmental Laws”); and none of the operations of Borrower are the subject of any material judicial or administrative proceeding alleging the violation of any Environmental Laws.

6.19.        Title to Property. Borrower has (i) valid leasehold interests in all of the real Property it occupies as a tenant, (all such real Property and the nature of Borrower’s interest therein is set forth on the Disclosure Schedule) and (ii) good, marketable and exclusive title to all of the other Property it purports to own (including without limitation, all real and personal Property). Borrower enjoys peaceful and undisturbed possession of all its real Property, and there is no pending or, to the best of its knowledge, threatened condemnation proceeding relating to any such real Property. The leases with respect to the leased Property do not contain provisions which have or could reasonably be expected to have a Material Adverse Effect. No material default exists under any such lease.

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6.20.        Labor Matters. Borrower is in compliance with all state and federal labor and employment laws and regulations, and no strike, labor dispute, slowdown or stoppage is pending or threatened against Borrower. Borrower has disclosed and made available to Lender all existing labor agreements and collective bargaining agreements and is in compliance with all such agreements.

6.21.        Margin Security. Borrower does not own any margin stock and no portion of the proceeds of any Advance shall be used by Borrower for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which violates the provisions or Regulation U, T, or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement.

6.22.        Taxes and Tax Returns.

(a)                Borrower has timely, completely and accurately filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other related material information) in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on and after the date hereof.

(b)               (i) All Taxes, in respect of periods beginning prior to the date hereof, have been timely paid, or will be timely paid, or an adequate reserve has been established therefore, as set forth in Borrower’s financial statements, and (ii) Borrower has no material liability for such Taxes for such periods in excess of the amounts so paid or reserves so established. No material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against Borrower except those that are paid or contested within the time limits designated by law or the applicable Governmental Authority and no tax Liens have been filed.

6.23.        Status of Eligible Accounts. As of each date that Borrower shall request an Advance, Borrower shall be deemed to make, with respect to each Eligible Account, each of the following representations and warranties:

(a)                Such satisfies each of the conditions of an Eligible Account.

(b)               All information relating to such Account that has been delivered to the Lender is true and correct in all material respects, and all documents relating to the Account are genuine and in all respects what they purport to be.

(c)                No such Account (i) requires the approval of any third person for such Account to be assigned to Lender hereunder, (ii) is subject to any legal action, proceeding or investigation (pending or threatened), dispute, set-off, counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination by the Obligor, or (iii) is past, or within 180 days of, the statutory limit for collection applicable to the Obligor.

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(d)               Any guaranty of, letter of credit support for, or collateral security for, such Account has been assigned and delivered to Lender.

(e)                All excise, sales, use and other ad valorem taxes imposed with respect to sales or services creating the Account have been timely remitted or, if remittance is not yet due, have been collected and are being held by Borrower in a segregated account for timely remittance to the taxing authorities.

(f)                The representations and warranties made by Borrower in the Credit Documents and all financial or other information delivered to Lender with respect to Borrower and such Account do not contain any untrue or misleading statement of material fact or omit to state a material fact necessary to make the statement made not misleading.

(g)               Each invoice creating the Account contains an express direction requiring the Obligor to remit payments to a Controlled Account.

(h)               Neither such Account nor the related Contract contravenes any Requirement of Law, rule or regulation applicable thereto, and no party to such related Contract is in violation of any such Requirement of Law, rule or regulation in connection with such Contract.

(i)                 All services have been performed and all goods and materials have been delivered and accepted in conformity with the terms of the Contract, and there are no express or implied conditions precedent to collection of the Account.

(j)                 The Account does not include late charges or finance charges.

(k)               To the best of Borrower’s knowledge, no fact or circumstance exists which would cause Borrower reasonably to expect that the amount billed to the related Obligor for such Account will not be paid in full when due.

6.24.        Material Contracts. The Disclosure Schedule sets forth a true, correct and complete list of all the Material Contracts currently in effect on the date hereof. None of the Material Contracts contains provisions which have or could reasonably be expected to have a Material Adverse Effect. All of the Material Contracts are in full force and effect, and no material defaults currently exist thereunder.

6.25.        Accuracy and Completeness of Information. All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of Borrower in writing to Lender for purposes of or in connection with this Agreement or any Credit Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects on the date as of which such information is dated or certified. There is no fact now known to any officer of Borrower which has, or would reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the Financials, or any certificate, opinion or other written statement made or furnished by Borrower to Lender.

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6.26.        Commercial Tort Claims. Borrower holds no Commercial Tort Claims except as set forth on the Disclosure Schedule attached hereto and made a part hereof.

6.27.        Letter of Credit Rights. Borrower holds no Letter of Credit Rights except as set forth on the Disclosure Schedule attached hereto and made a part hereof.

6.28.        Deposit Accounts. All Deposit Accounts of Borrower and each depository institution in which Borrower maintains a Deposit Account are set forth in the Disclosure Schedule attached hereto and made a part hereof.

6.29.        Corporate Structure. Superior is the direct and/or beneficial owner of all of the issued and outstanding Capital Stock of each Borrower. Superior furnishes management, financing, accounting, administrative, insurance and other services to each Borrower which are necessary for the operation by each Borrower of its respective business. Superior maintains a combined general ledger for all Borrowers. Superior has the ability to maintain a combined general ledger for all Borrowers, and financial statements are prepared on a consolidating as well as a consolidated basis. All Borrowers benefit from Superior furnishing such services to it because, among other things, the economics of the combined size of Borrowers may result in a lower price for the cost of goods and services than would be otherwise charged if such goods and services were obtained separately.

6.30.        Interrelated Businesses. Borrowers make up a related organization of entities such that any benefit received by any one of them benefits the others. Each Borrower may from time to time make purchases from, sales to, and loans or other advances to, other Borrowers for the mutual benefit of the Borrowers. Borrowers have centralized legal services maintained and paid for by Superior and common officers and directors, and are identified to creditors as a single interrelated entity.

6.31.        Survival of Representations. All representations made by Borrower in this Agreement and in any other Credit Document shall survive the execution and delivery hereof and thereof.

ARTICLE VII - AFFIRMATIVE COVENANTS

Until termination of this Agreement and the payment and satisfaction of all Obligations, each Borrower unconditionally and jointly and severally covenants and agrees as follows:

7.1.            Financial Information. Borrower will deliver to Lender (and will cause each Guarantor that is an organization to deliver to Lender): (i) within 120 days after the close of each fiscal year, consolidated and consolidating audited financial statements prepared by independent certified public accountants acceptable to Lender; and (ii) within 30 days after the close of each month end, consolidated and consolidating balance sheets and statements of income and of changes in cash flows, each in reasonable detail, each setting forth in comparative form the corresponding figures for the preceding year or period, prepared in accordance with GAAP. Borrower will promptly deliver to Lender all SEC filings and such other reports, certificates, schedules, documents, data or information concerning Borrower’s finances, collateral and properties as Lender may reasonably request from time to time. Borrower will cause each Guarantor that is an individual to deliver a detailed current personal financial statement to Lender on or about each anniversary of the Acceptance Date.

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7.2.            Existence. Borrower (a) will maintain its legal organizational existence, (b) will maintain in full force and effect all material licenses, bonds, franchise, leases, trademarks and qualifications to do business, (c) will obtain or maintain all Proprietary Rights necessary or desirable to the conduct of its business, and (d) will continue in, and limit its operations to, the same general lines of business as that presently conducted by it.

7.3.            Environmental Matters. Borrower will conduct its business so as to comply in all material respects with all Environmental Laws. If Borrower receives notice (a) that any violation of any Environmental Law may have been committed or is about to be committed by Borrower, (b) that any administrative or judicial complaint or order has been filed or is about to be filed against Borrower alleging violations of any Environmental Law or requiring Borrower to take any action in connection with the release of toxic or hazardous substances into the environment or (c) alleging that Borrower may be liable or responsible for costs associated with a response to or cleanup of a release of a toxic or hazardous substance into the environment or any damages caused thereby, Borrower will provide Lender with a copy of such notice within five (5) days after the receipt thereof.

7.4.            Books and Records. Borrower will maintain books and records in such detail, form and scope as is consistent with good business practice. Lender may, without prior notice, enter upon the premises of Borrower, during normal business hours, for the purpose of (a) enabling Lender’s examiners to conduct (at Borrower’s expense) field examinations, (b) inspecting and verifying the Collateral, (c) inspecting and/or copying (at Borrower’s expense) any and all records pertaining thereto, and (d) discussing the affairs, finances and business of Borrower or with any officers, employees and directors of Borrower or with Borrower’s independent accountant.

7.5.            Collateral Records. At Lender’s request, Borrower will deliver to Lender all original documents evidencing or relating to Accounts, including, but not limited to, the original Contract, orders, invoices, and delivery receipts regarding such Accounts, and such written statements and schedules with respect to the Collateral as Lender may reasonably request.

7.6.            Insurance; Casualty Loss. Borrower will maintain, at its sole cost and expense, public liability insurance, third party property damage insurance, replacement value insurance on the Collateral, and all insurance required under the Contracts, under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are at all times customary for businesses of this type and satisfactory to Lender in its commercially reasonable judgment. At Lender’s request, policies covering the Collateral shall name Lender as an additional insured (as to liability coverage) and “lender loss payee” (as to casualty and property coverage), as its interests may appear, and shall contain such other provisions as Lender may reasonably require to fully protect Lender’s interest in the Collateral and to any payments to be made under such policies. Lender shall have the right, in the name of Lender or Borrower, to file claims under such insurance policies, to receive and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

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7.7.            Taxes. Borrower will pay, when due and in any event prior to delinquency, all payroll and withholding Taxes and all other Taxes lawfully levied or assessed against Borrower or any of the Collateral; provided, however, that payment of a Tax may be deferred if such Tax is being contested in good faith, by appropriate proceedings promptly instituted and diligently conducted, adequate reserve or other appropriate provision has been made in conformity with GAAP, and the failure to make such payment does not result in such Tax becoming a Lien on any Property of Borrower. Borrower will furnish to Lender (and will cause each Guarantor to furnish to Lender) copies of all federal and state income Tax returns within thirty (30) days after the filing thereof. At the request of Lender, Borrower will furnish to Lender (and will cause each Guarantor to furnish to Lender) receipted bills or other documentation reasonably satisfactory to Lender to establish the payment of any Tax.

7.8.            Compliance With Laws. Borrower will comply with all Requirements of Law applicable to Borrower or to the Collateral or any part thereof or to the operation of Borrower’s business, and will comply with all minimum funding and other requirements with respect to any employee benefit plan subject to ERISA.

7.9.            Notification of Certain Events. Borrower will promptly notify Lender in writing of the occurrence of any of the following events (but in no event shall such notice from Borrower be received by Lender later than five (5) Business Days after the occurrence of any such event): (a) any Material Contract of Borrower is terminated or amended in any material respect or any new Material Contract is entered into (in which event Borrower shall provide Lender with a copy of such Material Contract); (b) the institution of any litigation, proceeding(s) or investigation against Borrower in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) in which a claim of at least $25,000 (or claims aggregating at least $100,000) has been or is reasonably likely to be asserted against Borrower; (c) any notice of violation of any material law or regulation shall have been received by Borrower from any Governmental Authority accompanied by a copy of any such notice; and (d) any audit or notice of proposed audit of Borrower’s books and records by any Governmental Authority accompanied by a copy of any such notice.

7.10.        Maintenance of Property. Borrower will keep all Property useful and necessary to its business in good working order and condition (ordinary wear and tear excepted) in accordance with its past operating practices and not to commit or suffer any waste with respect to any of its properties, except for properties which either individually or in the aggregate are not material, or which Borrower replaces in the ordinary course of business, or as permitted by Section 8.3(b).

7.11.        Commercial Tort Claims. Borrower shall provide written notice to Lender of any Commercial Tort Claim to which Borrower is or becomes a party or which otherwise inures to the benefit of Borrower, within thirty (30) days after such Commercial Tort Claim arises. Such notice shall contain a sufficient description of the Commercial Tort Claim including the parties, the court in which the claim was commenced (if applicable), the docket number assigned to the case (if applicable) and a detailed explanation of the events giving rise to such claim.

7.12.        Letter of Credit Rights. Borrower shall provide written notice to Lender within 30 days of the date it shall arise of any Letters of Credit for which Borrower is the beneficiary, and provide Lender with a copy of all instruments, documents and agreements as Lender reasonably may require.

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7.13.        IRS form 8821. Borrower shall execute and timely deliver at intervals as reasonably required by Lender a fully and properly completed IRS Form 8821 (or any IRS form replacing Form 8821), which Lender may file with the Internal Revenue Service for purposes of receiving secondary notice of any notification events. Borrower shall not alter, amend, restate, or otherwise modify, or withdraw, terminate or re-file such IRS Form. In connection with the foregoing, Lender shall keep all information concerning Borrower that it receives from the Internal Revenue Service confidential (but Lender shall have the right to disclose such information to its legal counsel and tax advisors).

7.14.        Further Assurances. Borrower will execute and deliver all such further instruments and do all such further acts and things as Lender may reasonably request in order to fully effectuate the purposes, terms and conditions of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, giving all Obligors written notification of its assignment of Accounts to Lender.

7.15.        Financial Covenants. At all times during the Term of this Agreement or so long as any Obligations remain outstanding and unpaid the Borrower shall:

(a) Maintain Fixed Charge Coverage Ratio of not less than:

1.	0.20x tested monthly on April 30, 2016 and May 31, 2016;

2.	0.65x tested monthly from June 30, 2016 through August 31, 2016;

3.	0.80x tested at September 30, 2016; then

4.	1.00x tested monthly from October 31, 2016 and each month thereafter.

The ratio will be measured monthly on a rolling three month basis. The Fixed Charge Ratio is defined as the ratio of (i) Earnings Before Interest, Taxes, Depreciation, Amortization and Non-Cash Stock Compensation Expense (“EBITDA”) less (a) income taxes paid in cash for each period of measurement and less (b) the cash portion paid for any capital expenditures made for each period of measurement, all as determined in accordance with GAAP, to (ii) fixed charges.  For purposes of this calculation, fixed charges shall mean the sum of, interest expense, loan fees, fees with respect to Indebtedness, principal payments made with respect to Indebtedness, payments on capitalized leases, taxes, dividends or distributions, unfinanced capital expenditures, plus loans or advances to any officers, directors or shareholders of the Borrower for each  period of measurement.

(b) Maintain at all times a Debt-to-Tangible Net Worth Ratio of not greater than:

1.	4.35x tested monthly from April 30, 2016 through August 31, 2016; then

2.	4.25x tested monthly from September 30, 2016 and each month thereafter.

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Debt-to-Tangible Net Worth Ratio is defined as Borrower’s total liabilities over Borrower’s Tangible Net Worth. Tangible Net Worth is defined as the value of Borrower’s total assets (including leaseholds and reserves against assets, but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expenses, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers of Borrower) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding any and all debt that is subordinated to Lender.

(c)        Maintain at all times a Liquid Ratio of at least:

(i) 0.325x tested monthly from April 30, 2016 through September 30, 2016; then

(ii) 0.40x tested monthly from October 30, 2016 and each month thereafter.

Liquid Ratio is defined as Borrower’s cash and account receivables over Borrower’s current liabilities less the current portion of any and all debt that is subordinated to Lender.

ARTICLE VIII - NEGATIVE COVENANTS

Until termination of this Agreement and payment and satisfaction of all Obligations, each Borrower agrees that, unless otherwise agreed in writing by Lender, it will not:

8.1.            Liens. Mortgage, assign, pledge, transfer or otherwise permit any Lien of any kind to exist at any time on any of its Property, except for Permitted Liens disclosed on Schedule 8.1.

8.2.            Indebtedness. Except as disclosed on Schedule 8.2, incur, create, assume or become liable for any Indebtedness, or make any payments on any Indebtedness other than (a) the Obligations; (b) trade obligations and normal accruals in the ordinary course of business; and (c) Permitted Indebtedness provided, however, that (i) Borrower may only make regularly scheduled payments of principal and interest in respect of such Permitted Indebtedness in accordance with the terms of any agreement or instrument evidencing, creating or relating to such Permitted Indebtedness; (ii) any such payment complies with the terms and restrictions of the Subordination Agreement; and (iii) no Event of Default exists or would occur, directly or indirectly, by the making of such payment.

8.3.            Sale of Assets. Except as disclosed on Schedule 8.3, sell, lease, assign, transfer, enter into any sale-leaseback of any of its Property (including, without limitation, customer lists, Accounts and Contracts) or otherwise dispose of any Property other than (a) sales of Inventory in the ordinary course of business, (b) sales or other dispositions in the ordinary course of business of Equipment that is obsolete or that is no longer used or useful in the conduct of Borrower’s business, and (c) other sales of fixed assets, the net proceeds of which, shall not exceed $100,000 in the aggregate in any fiscal year of Borrower.

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8.4.            Organizational Changes. (a) Merge or consolidate with any Person (except that, upon giving at least thirty (30) days prior written notice to Lender, any Borrower may merge into another Borrower), (b) alter or modify Borrower’s Organizational Documents or change Borrower’s jurisdiction of organization or formation, (c) without at least thirty (30) days’ prior written notice to Lender, alter or modify any legal names, mailing addresses, principal places of business, chief executive office, or the location of any Collateral (other than Inventory held for shipment by third Persons, Inventory in transit, or Inventory held for processing by third Persons), (d) without at least thirty (30) days prior written notice to Lender, alter or modify Borrower’s organizational structure, status or existence, except as expressly permitted herein, (e) enter into or engage in any business, operation or activity materially different from that presently being conducted by Borrower, or (f) if Borrower is a limited liability company, issue certificates representing its membership interests.

8.5.            Guarantees. Assume, guarantee, endorse, or otherwise become liable upon the obligations of any other Person, except by the endorsement of negotiable instruments in the ordinary course of business.

8.6.            Investments. Make any investment in any other Person.

8.7.            Affiliate Transactions. Except as permitted by this Agreement, enter into any transaction with, including, without limitation, the purchase, sale or exchange of Property or the rendering of any service to an Affiliate of Borrower except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than could be obtained in a comparable arm’s-length transaction with an unaffiliated Person.

8.8.            Distributions. Directly or indirectly declare, order, pay, make or set apart any sum for any Dividends or Restricted Distribution;

8.9.            Third Party Loans. Make any Third Party Loan.

8.10.        Issuance of Stock. Without not less than fifteen (15) days prior written notice to Lender, issue or distribute any Capital Stock or other securities for consideration or otherwise.

8.11.        Amendments of Material Contracts. Amend, modify, cancel or terminate or permit the amendment, modification, cancellation or termination of any Material Contract.

8.12.        Licenses, Etc. Enter into licenses of, or otherwise restrict the use of, any Proprietary Rights that would prevent Borrower from selling, transferring, encumbering or otherwise disposing of any such Proprietary Rights.

8.13.        Fiscal Year. Change its fiscal year from a year ending December 31 unless required by law, in which case Borrower will give Lender at least 30 days prior written notice thereof.

8.14.        Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount in excess of $2,000,000, within which limit Borrower may, without the prior consent of Lender, grant purchase money security interests in (a) vehicles and other rolling stock and (b) other equipment in an aggregate amount not to exceed $250,000 per fiscal year.

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8.15.        Bank Accounts. Without at least thirty (30) days prior written notice to Lender, open any demand deposit, checking or other account at any banking institution, or enter into any deposit account control agreement, blocked account agreement or other arrangement purporting to establish control over Borrower’ Accounts or proceeds of Accounts.

ARTICLE IX - EVENTS OF DEFAULT

Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

9.1.            Borrower fails to pay any Obligation, or fails to perform or observe any term, covenant or agreement contained in this Agreement; or

9.2.            any representation, warranty or statement made by Borrower or any Guarantor in this Agreement, any guaranty agreement, or any schedule, assignment, or other writing in connection with this Agreement or other information or report delivered pursuant to this Agreement is determined to have been false, misleading or incorrect in any material respect; or

9.3.            Borrower attempts in any manner to countermand, redirect, defeat, delay, avoid or enjoin the operation and effect of (i) any notice of assignment or payment directive to an Obligor, or (ii) any instruction directing a depositary institution to transfer funds from a Controlled Account under any deposit account control agreement or other substantially similar arrangement; or

9.4.            any judgment or levy is entered against Borrower for the payment of money in excess of $50,000, unless the same is discharged within thirty (30) days after the entry thereof or an appeal or appropriate proceeding for review is taken within such period and the effect of such judgment is stayed for such period; or

9.5.            an event of default occurs under any material agreement between Borrower and any other Person, including without limitation the Seller Note, which default is not cured within any applicable grace period or which is reasonably likely to result in a Material Adverse Change; or

9.6.            any Guarantor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guaranty, endorsement or other agreement of such Person in favor of Lender; or

9.7.            entry of any order or decree by any court or Governmental Authority imposing affirmative or negative injunctive relief against Borrower, including without limitation, the entry of any debarment or administrative sanctions or restrictions; or

9.8.            (i) Borrower or any Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; (ii) any proceeding naming Borrower or any Guarantor as Debtor shall be commenced by Borrower or such Guarantor under any bankruptcy, insolvency, reorganization or similar proceedings under federal or state law; (iii) any proceeding shall be commenced by Borrower or any Guarantor for the appointment of a receiver or other custodian for Borrower or any Guarantor or any substantial part of its Property under federal or state law; (iv) any proceeding described in clauses (ii) or (iii) above shall be commenced against Borrower or any Guarantor and shall not have been stayed or dismissed within sixty (60) days; or (v) Borrower or any Guarantor shall formally authorize any of the actions set forth in clauses (ii), (iii) or (iv) of this Section 9.8; or

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9.9.            Borrower, any principal of Borrower, or any Guarantor is indicted or convicted of the commission of a crime, or any proceeding of any kind is pending or threatened which would reasonably be likely to result in the forfeiture of any material portion of the assets of Borrower to any Governmental Authority; or

9.10.        there is filed against Borrower or any Guarantor a Federal, state or local tax lien, or any Property of Borrower is subjected to a levy for the purported failure by Borrower to pay taxes, interest and penalties; or

9.11.        Borrower fails to comply with any covenant contained in this Agreement, the other Credit Documents or any other agreement, document, instrument or certificate between Borrower and Lender or executed by Borrower in favor of Lender; or

9.12.        a Material Adverse Change occurs; or

9.13.        any party to the Subordination Agreement (other than Lender) attempts to amend, modify, terminate, rescind, restructure or suspend the operation or effect of the Subordination Agreement without the advance written consent of Lender.

ARTICLE X – RIGHTS AND REMEDIES

Upon the occurrence of any Event of Default, any agreement by Lender to make Advances under the Credit Facility shall terminate, at Lender’s election, all Obligations (including, without limitation, the Termination Fee and any other make-whole payment) shall be and become immediately due and payable without prior notice and/or demand, and Lender may take any or all of the following actions, without presentment, demand, protest or any other action or obligation of Lender.

10.1.        Enumeration of Remedies. In addition to all other rights and remedies available to Lender under the UCC or other applicable law, and contained in this Agreement or any other Credit Document, Lender may exercise the following rights and remedies:

(a)                Notify all Obligors to make all payments directly to Lender;

(b)               Take control of any funds or Proceeds generated by the Accounts and reduce any part of Borrower’s Obligations to Lender in such order as Lender determines;

(c)                Demand, collect, convert, redeem, settle, compromise, receipt for, realize on, adjust, sue for, and foreclose on the Accounts and other Collateral, either in Lender’s or Borrower’s name, as Lender elects;

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(d)               Declare all Obligations and Indebtedness of Borrower hereunder immediately due and payable and enforce payment and performance of such Obligations and Indebtedness;

(e)                Take control over Borrower’s books and records;

(f)                With or without court order (and without interference by Borrower), enter any or all of Borrower’s premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises, without any liability to Borrower for rent, storage, utilities or other sums, or require Borrower, at its own expense, to assemble all or any part of the Collateral and make it available to Lender at a place designated by Lender;

(g)               Exercise all rights of setoff and recoupment; and

Dispose of Collateral at one or more public or private dispositions, Borrower hereby agreeing that notice received by it at least 10 days before the time of any intended public sale or of the time, after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Inventory or other Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower.

10.1.        Additional Provisions. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies hereunder with respect to the Collateral. Lender shall have no obligation to clean up or prepare the Collateral for sale except as is required by applicable law. If Lender sells any of the Collateral upon credit, Borrower will only be credited with payments actually made to Lender that are received by Lender and applied to the Obligations. Lender may in connection with any sale of the Collateral specifically disclaim any warranties of title or the like. In the exercise of any right or remedy, Lender is granted a non-revocable, royalty free, nonexclusive license and permission to use all of Borrower’s Proprietary Rights which are used or useful in connection with disposition of any of the Collateral.

10.2.        Nature of Remedies. All rights and remedies granted Lender hereunder and under the other Credit Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time or at different times until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, any Guarantor, or their Property at any time, under any agreement, with any available remedy and in any order. Nothing contained in this Agreement or the other Credit Documents shall be deemed to compel Lender at any time to accept a cure of any Event of Default hereunder. In no event shall prior recourse to any Collateral be a prerequisite to Lender’s right to demand payment of any Obligation from Borrower or any Guarantor upon the occurrence and during the continuance of any Event of Default.

10.3.        Application of Proceeds. The proceeds from the sale or disposition of any Collateral shall be applied to the Obligations in such order or manner as Lender determines.

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10.4.        Waivers. Except as otherwise expressly provided herein, each Borrower hereby severally and unconditionally: (a) waives notice of due diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment, (b) waives notice of and consents to (i) extensions of time of payment of any Obligation, (ii) change in or taking of or release of Collateral or guarantees, (iii) settlement, compromise or release of, or waiver of, an Event of Default, and (iv) any other act, event or condition that may constitute a defense to the obligation of a surety or guarantor, and (c) waives all statutory, contractual, equitable and other claims against Lender for subrogation, reimbursement, exoneration, contribution, indemnification, setoff, marshalling, or other recourse in respect of sums paid or payable to Lender by Borrowers hereunder. No delay or omission of Lender to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by Lender of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

ARTICLE XI - MISCELLANEOUS

11.1.        Term and Termination. The Term of this Agreement shall be two (2) years from the Acceptance Date hereof and shall be automatically renewed for consecutive one (1) year Terms thereafter unless written notice of termination is given by Borrower or Lender to the other at least sixty (60) days, but not more than ninety (90) days, prior to the end of the original or any renewed Term. Notwithstanding anything herein to the contrary, Lender may terminate the Term of this Agreement at any time upon giving not less than sixty (60) days’ notice, in which event the provisions of Section 11.12 hereof shall not apply for any period after the Termination Date set forth in such notice. Any termination of the Term hereof shall not affect Lender’s security interest in the Collateral, and this Agreement shall remain in effect until all transactions entered into and Obligations incurred hereunder have been completed and indefeasibly paid and satisfied in full. Nothing herein contained shall affect or limit Lender’s rights or remedies under Article X of this Agreement.

11.2.        Jury Trial. Lender and Borrower each hereby waives any right to trial by jury in any action or proceeding arising out of this Agreement, the Credit Documents or any other agreements or transactions related hereto or thereto.

11.3.        submission to jurisdiction, venue.

(a) borrower irrevocably consents and submits to the exclusive jurisdiction of the state of maryland and the united states district court for the district of maryland and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this agreement or in any way connected or related or incidental to the dealings of borrower and lender in respect of this agreement or the transactions related hereto. Notwithstanding the foregoing, lender shall have the right to bring any action or proceeding against borrower or its property in the courts of any other jurisdiction which lender deems reasonably necessary or appropriate in order to enforce its rights against borrower.

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(b) borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the u.s. mails, or, at lender’s option, by service upon borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, borrower shall appear in answer to such process, failing which borrower shall be deemed in default and judgment may be entered by lender against borrower for the amount of the claim and other relief requested.

11.4.        Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or courier or by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means. E-mail and other forms of electronic communication not expressly provided for hereunder shall not constitute notice.

11.5.        Assignment. Borrower shall not have the right to assign or delegate its obligations and duties under this Agreement or any other Credit Documents or any interest therein except with the prior written consent of Lender.

11.6.        Costs and Expenses.

(a) Borrower agrees to pay and to reimburse Lender on demand for all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, performance, construction, interpretation, workout, restructure, collection, liquidation, foreclosure, enforcement and defense of this Agreement and the other Credit Documents, or of Lender’s rights in any Collateral, including, but not limited to: (i) all costs and expenses of UCC, litigation, Lien, judgment and similar searches, and all filing and recording fees (including UCC financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (ii) all title and other insurance premiums, appraisal fees and search fees; (iii) costs and expenses of remitting proceeds, collecting checks and other items of payment, and establishing and maintaining a Controlled Account, lockbox accounts or depository account control agreements, together with Lender’s customary charges and fees with respect thereto and any obligations of Lender to the depository institutions maintaining such Controlled Account, lockbox accounts or deposit accounts; (iv) costs and expenses paid or incurred in connection with obtaining collection of the Accounts and payment of all Obligations, and of enforcing the security interests and Liens of Lender, and otherwise enforcing the provisions of this Agreement or defending any claims made or threatened against Lender or any Collateral (including, without limitation, preparations for and consultations concerning any such matters); and (v) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of up to four (4) field examinations of the Collateral and Borrower's operations for each calendar year, plus a per diem charge at the then standard rate for Lender's examiners in the field and office; and (vi) expenses incurred in protecting Lender’s interest in the Collateral.

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(b) If at any time or times Lender employs counsel: (i) for advice or other representation with respect to or in connection with any matter described in Section 11.6(a) above, (ii) for advice or other representation with respect to this Agreement, in connection with Borrower’s request for any waiver or amendment of the terms of this Agreement, or as a result of the occurrence of an Event of Default, (iii) to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by Lender, Borrower or any other Person) in any way or respect relating to this Agreement, the Accounts or the Collateral, or (iv) to enforce any rights or remedies of Lender against Borrower or the Collateral, then the fees, costs and expenses incurred by Lender in any manner or way with respect to the foregoing shall be made a part of the Obligations and shall be immediately due and payable by Borrower. The obligations and agreements of Borrower under this Section 11.6 shall survive the Termination Date, any termination of this Agreement and the other Credit Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of their Obligations set forth in this Agreement. All such costs and expenses described in this Section 11.6 are referred to collectively as “Expenses.” At the sole option of Lender, any Expenses not paid or reimbursed by Borrower may be added to the principal amount of Obligations and shall bear interest as provided herein and in the Note.

(c) If enforcement of this Agreement results in Lender obtaining a money judgment against Borrower, Lender’s right to payment and reimbursement of Expenses and costs described in this Section 11.6 arising after the entry of judgment (including without limitation costs and Expenses to collect the judgment or liquidate and collect Collateral) shall not be extinguished or merged into the judgment but shall survive the judgment as a claim against Borrower and the Collateral.

11.7.        Indemnification.

(a) Borrower hereby agrees to indemnify, at its sole cost and expense, each of Lender, and all of its successors, transferees, and assigns and all officers, directors, shareholders, controlling Persons, employees and agents of any of the foregoing (each an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any Indemnified Party arising out of or relating to the transactions contemplated by this Agreement or the ownership of any Account, excluding, however, Indemnified Amounts to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party. Without limiting the foregoing, Borrower shall indemnify each Indemnified Party for Indemnified Amounts arising out of or relating to: (i) any representation or warranty made by Borrower (or any of its officers or affiliates) under or in connection with any information or report delivered by or on behalf of Borrower pursuant hereto, which shall be false, incorrect or misleading in any material respect when made or deemed made; (ii) failure by Borrower to comply with any applicable law, rule or regulation with respect to any Account or Contract, or the nonconformity of any Account or the related Contract with any such applicable law, rule or regulation; (iii) failure to vest and maintain vested in Lender a perfected ownership interest in any Collateral, free and clear of any Lien, other than Lien arising solely as a result of an act of Lender; (iv) any dispute, claim, offset or defense of the Obligor to the payment of any Account, or any other claim arising from or related to goods or services to be provided by Borrower under the Account or the related Contract; (v) any tax or governmental fee or charge (but not including taxes upon or measured by net income), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of any Account, or any other interest in the Accounts or in any goods which secure any such Accounts; or (vi) any failure of Borrower to perform its duties or obligations hereunder or under any Contract.

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(b) Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on the Lender that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.

11.8.        Complete Agreement; Amendments.

(a) This Agreement and the written documents executed pursuant to this Agreement, if any, set forth the entire understanding and agreement of the parties hereto with respect to the transactions contemplated herein, and may not be contradicted by evidence of prior or contemporaneous agreement of the parties.

(b) No amendments, riders, supplements, or waiver of any provision of this Agreement, or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by (i) Borrower and Lender or (ii) Lender (with respect to a waiver or consent by it) or Borrower (with respect to a waiver or consent by it), as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.9.        Binding Effect; Survival; Successors and Assigns; Participation. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Borrower may not delegate or assign any of its duties or obligations under this Agreement without the prior written consent of Lender. The provisions of Section 11.7 shall inure to the benefit of the Indemnified Parties, respectively, and their respective successors and assigns. The rights and remedies with respect to any breach of any representation and warranty made by Borrower and the indemnification provisions of Section 11.7 shall be continuing and shall survive any termination of this Agreement. Each Borrower acknowledges that in the regular course of its commercial finance business Lender may at any time and from time to time sell participating interests in the Credit Facility and/or the Term Loan to one or more participants, but any such participant is not a party to this Agreement and has no direct rights under this Agreement, whether as party, third party beneficiary, Indemnified Party or otherwise.

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11.10.    Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11.11.    Severability. The provisions of this Agreement are to be deemed severable; the illegality, invalidity or unenforceability of any provision shall not affect or impair the remaining provisions, which shall continue in full force and effect, as if such illegal, invalid or unenforceable provision were not part of this Agreement (but only to the extent of such illegality, invalidity or unenforceability).

11.12.    Termination Fee. If (a) this Agreement or the Term hereof is terminated by Borrower other than as permitted in Section 11.1 of this Agreement, or (b) this Agreement or the Term hereof is terminated by Lender or by operation of law prior to the next anniversary of the Acceptance Date by reason of the occurrence of an Event of Default (including, without limitation, the filing of any proceeding described in Section 9.8 of this Agreement), Borrower shall pay to Lender, and there shall be included in the Obligations, a Termination Fee, which shall be equal to: (a) two percent (2.0%) of the sum of the Credit Limit and the Term Note if such termination occurs prior to expiration of the initial Term hereof; and (b) one percent (1.0%) of the sum of the Credit Limit and the Term Note if such termination occurs after the second (2nd) anniversary of the Acceptance Date. The Termination Fee shall be in addition to all other fees and charges provided for in this Agreement, and shall be deemed fully earned and payable with or without demand and whether or not any other Obligations are prepaid. The provisions of this Section 11.12 shall survive termination or expiration of the term of this Agreement. The Termination Fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing

11.13.    Maximum Rate; Commercial Loan. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Credit Document, in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to Lender for the use, forbearance, or detention of the money loaned to Borrower and evidenced hereby exceed the highest lawful rate permitted under applicable law. In such event, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to such highest lawful rate, and if from any such circumstance Lender should ever receive anything of value deemed interest by applicable law which would exceed such highest lawful rate, such excess interest shall be applied (as determined by Lender) to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest. Borrower acknowledges that this Agreement and the Note evidence a “commercial loan” within the meaning set forth in Maryland Code, Commercial Law Article, Section 12-101(c), and similar statutory provisions in other jurisdictions.

11.14.    Governing Law. Borrower acknowledges that this Agreement and all other Credit Documents are accepted and executed by Lender at its principal office located in the State of Maryland and that this Agreement is made in the State of Maryland. The validity, interpretation and enforcement of this Agreement and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Maryland (without giving effect to principles of conflicts of law).

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11.15.    Borrowing Agency.

(a) Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Lender to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Lender shall not incur liability to Borrowers as a result thereof. To induce Lender to do so and in consideration thereof, each Borrower hereby indemnifies Lender and holds Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Lender on any request or instruction from Borrowing Agent or any other action taken by Lender with respect to this Section 11.15 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Lender to any Borrower, failure of Lender to give any Borrower notice of borrowing or any other notice, any failure of Lender to pursue or preserve its rights against any Borrower, the release by Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

(d) Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, marshalling, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

[End of Document – Signatures on following Page]

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Dated the date and year first written above.

BORROWERS:	SUPERIOR DRILLING PRODUCTS, INC.

	By:	/s/ Troy Meier
, [Title]
	Name:	Troy Meier
	Title:	Chief Executive Officer

	Address:	1583 South 1700 East
Vernal, UT 84078

SUPERIOR DRILLING SOLUTIONS, LLC

	By:	/s/ Troy Meier
, [Title]
	Name:	Troy Meier
	Title:	Chief Executive Officer

	Address:	1583 South 1700 East
Vernal, UT 84078

HARDROCK SOLUTIONS, LLC

	By:	/s/ Troy Meier
, [Title]
	Name:	Troy Meier
	Title:	Chief Executive Officer

	Address:	1583 South 1700 East
Vernal, UT 84078

EXTREME TECHNOLOGIES, LLC

	By:	/s/ Troy Meier
, [Title]
	Name:	Troy Meier
	Title:	Chief Executive Officer

	Address:	1583 South 1700 East
Vernal, UT 84078

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LENDER:	FEDERAL NATIONAL PAYABLES, INC.

	By:	/s/ William Seibold
	Name:	William Seibold
	Title:	Chief Credit Officer

	Address:	7315 Wisconsin Avenue, Suite 600W
Bethesda, MD 20814

	Acceptance Date:	March 8, 2016

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DISCLOSURE SCHEDULE

To

Loan and Security Agreement

§6.13 Location of chief executive office and other locations of Borrower or Collateral (actual street address):

1583 South 1700 East, Vernal, UT 84078

§6.15 Affiliates and Subsidiaries (name, state of organization, relationship to Borrower):

Meier Property Series, LLC; a Utah limited liability company; subsidiary of Superior Drilling Products, Inc.

Meier Leasing, LLC; a Utah limited liability company; subsidiary of Superior Drilling Products, Inc.

§6.16 Litigation and Judgments:

Case# 120800042 a civil case between Del-Rio Resources Inc. vs. Tronco Energy Corporation; Filed on 11/3/2011 in the Eighth District Court – Vernal, Uintah County, Utah

Case# 130800125 a civil case between Del-Rio Resources Inc. vs. G. Troy Meier; Filed on 10/13/2013 in the Eighth District Court – Vernal, Uintah County, Utah

§6.24 Material Contracts:

Vendor Agreement dated October 28, 2013 between Baker Hughes Oilfield Operations, Inc. and Superior Drilling Products, LLC

Subcontractor Agreement dated January 14, 2016 between Baker Hughes Oilfield Operations, Inc. and Hard Rock Solutions, LLC

Master Service Agreement dated July 7, 2014 between Midstates Petroleum Company LLC and Hard Rock Solutions, LLC

§6.26 Commercial Tort Claims:

None

§6.27 Letter of Credit Rights:

None

§6.28 Deposit Accounts (name of bank, bank address, account number and identity of special accounts (payroll, tax, etc.):

Superior Drilling Solutions Operating Acct at Wells Fargo; Acct# 620007724

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Superior Drilling Solutions Payroll Acct at Wells Fargo; Acct# 7811234314

Hard Rock Solutions, LLC Operating Acct at Zions Bank; Acct# 026147819

Hard Rock Solutions, LLC Payroll Acct at Zions Bank; Acct# 026147884

§8.01 Permitted Liens:

Master Lease Agreements dated August 24, 2011 between TFG-UTAH, L.P. and its successors and assignees and Superior Drilling Products, LLC

Lease Agreement dated on or about October 23, 2014 between New West Machine Tool Technologies and its successors and assignees and Superior Drilling Products, LLC and Extreme Technologies, LLC

Lease Agreement dated on or about June 29, 2012 between DivLend Equipment Leasing, L.L.C. and its successors and assignees and Superior Drilling Products, LLC and Meier Leasing, LLC

Lease Agreement dated on or about March 28, 2014 between Proficio Bank and its successors and assignees and Superior Drilling Products, LLC and Meier Management Company, LLC

§8.02 Permitted Indebtedness:

Promissory Note dated on or about May 9, 2014 in the principal amount of $12,500,000.00 and as amended, revised, restated, or supplemented from time to time

Founders Note dated on or about May 29, 2014 in the principal amount of $2,000,000 and as amended, revised, restated, or supplemented from time to time

SDPI’s 2014 executive bonuses

Additional Disclosures required by Agreement:

§5.1 Grant of Security Interest

Those transactions that are disclosed in Section 8.01 of this Disclosure Schedule

§8.03 Sale of Assets:

2006 Cessna T2064 aircraft

The manufacturing, marketing and sales rights and the inventory of the OrBIT completion drill bit product line that was acquired on or about January 9, 2015

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